SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                         Bellwether Exploration Company
                                (Name of Issuer)

                              Common Stock, no par
                                      value
                         (Title of Class of Securities)


                                   079-895-108
                                 (CUSIP Number)








*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                        (Continued on following page(s))

                                Page 1 of 5 Pages

-------------------------------------------------------------------------------
CUSIP No.:  079-895-108                 13G                 Page 2 of 5 Pages
-------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            The Allstate Corporation
            36-3871531
-------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (a) [ ]
                                                                       (b) [ ]
            N/A
----------- -------------------------------------------------------------------
3           SEC USE ONLY


----------- -------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

----------- -------------------------------------------------------------------
                            5        SOLE VOTING POWER
        NUMBER OF                    1,290,584
          SHARES
--------------------------- -------- ------------------------------------------
       BENEFICIALLY         6        SHARED VOTING POWER
         OWNED BY                    0
           EACH
--------------------------- -------- ------------------------------------------
  REPORTING PERSON WITH     7        SOLE DISPOSITIVE POWER

                                     1,290,584
--------------------------- -------- ------------------------------------------
                            8        SHARED DISPOSITIVE POWER

                                     0
--------------------------- -------- ------------------------------------------
--------------------------- -------- ------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,290,584
----------- -------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)EXCLUDES CERTAIN SHARES*

            n/a
----------- -------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            9.32%
----------- -------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
            HC
----------- -------------------------------------------------------------------
----------- -------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1            (a)               Name of Issuer:

                                            Bellwether Exploration Company

                  (b)               Address of Issuer's Principal Executive
                                    Offices:
                                            1331 Lamar, Suite 1455
                                            Houston, Texas 77010

Item 2            (a)               Name of Person Filing:

                                            The Allstate Corporation

                  (b)               Address of Principal Business Office:

                                            2775 Sanders Road
                                            Northbrook, Illinois 60062-6127

                  (c)               Citizenship:

                                            Delaware

                  (d)               Title of Class of Securities:
                                            Common Stock

                  (e)               CUSIP Number:    079-895-108


Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a)  (  )         Broker or Dealer registered under Section 15
                                    of the Act

                  (b)  (  )         Bank as defined in section 3(a)(6) of the
                                    Act

                  (c)  (  )         Insurance Company as defined in Section 3(a)
                                    (19) of the Act

                  (d)  (  )         Investment Company registered under section
                                    8 of the Investment Company Act

                  (e)  (  )         Investment Adviser registered under section
                                    203 of the Investment Advisers Act of 1940

                  (f)  (  )         Employee  Benefit Plan,  Pension Fund which
                                    is subject to the provisions of the Employee
                                    Retirement  Income  Security  Act of  1974
                                    or  Endowment  Fund;  see subparagraph
                                    240.13d-1(b)(1)(ii)(F)

                  (g)  (XX)         Parent Holding Company,  in accordance with
                                    sub-paragraph  240.13d-1(b)(ii)(G)
                                    (Note:  See Item 7)

                  (h)  (  )         Group, in accordance with subparagraph
                                    240.13d-1 (b)(1)(ii)(H)


                                Page 3 of 5 Pages

Item 4                     Ownership.

                                    If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

                  (a)               Amount Beneficially Owned:
                                                               1,290,584

                  (b)               Percent of Class:
                                                               9.32%

                  (c) Number of shares as to which such person (1) has:

                                          (i)  sole power to vote or to direct
                                               the vote
                                                               1,290,584

                                         (ii)  shared power to vote or to direct
                                               the vote
                                                               0

                                        (iii)  sole power to dispose or to
                                               direct the disposition of
                                                               1,290,584

                                         (iv)  shared power to dispose or to
                                               direct the disposition of
                                                               0

Item 5                     Ownership of Five Percent or Less of a Class.

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

Item 6                     Ownership of More than Five Percent on Behalf of
                           Another Person.





--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Allstate Insurance Company, a wholly-owned subsidiary of The Allstate Corporation, beneficially owns the shares of common stock of the Issuer listed above in Item 4(a).



                                Page 4 of 5 Pages

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company.

                                    Allstate Insurance Company is an insurance company as that term is defined in Section 3(a)(19) of the Securities Exchange Act of 1934.

Item 8            Identification and Classification of Members of the Group.

                                    N/A

Item 9            Notice of Dissolution of Group.

                                    N/A

Item 10           Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  September 9, 1997


                                                THE ALLSTATE CORPORATION

                                                By ALLSTATE INSURANCE COMPANY


                                                By: /s/ Mary J. McGinn
                                                    ------------------
                                                        Mary J. McGinn
                                                        Vice President












                                Page 5 of 5 Pages